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                                FORM 8-K

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934.

Date of Report (Date of earliest event reported)  March 1, 1996.



                          HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                              #1-8680
(State or other jurisdiction of                     (Commission File
 incorporation)                                      Number)



200 W. Douglas                                      #48-0901658
Suite #820                                          (IRS Employer
Wichita, Kansas 67202                                Identification No.)
(Address of prinicipal
 exeuctive offices)


                              (316)269-4310
                      (Registrant's telephone number)

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FOR IMMEDIATE RELEASE

Contact: Raymond G. Friend
         High Plains Corporation


                      HIGH PLAINS CORPORATION ANNOUNCES
            AGREEMENT WITH CONAGRA TO MARKET DISTILLER'S GRAINS

Wichita, KS, March 1, 1996 -- High Plains Corporation (NASDAQ:HIPC) today announced an agreement with ConAgra to market all of its wet and dry distiller's grains (DDG) from both of its ethanol plants. Annually, High Plains currently produces approximately 180,000 tons of distiller's grains, stated on a dry matter basis.

"High Plains is pleased to announce this distiller's marketing agreement with ConAgra. We think that this is a positive and progressive step forward for our Company. ConAgra's expertise over the entire spectrum of feed ingredients and the related transportation benefits they bring to our Company should allow us to maximize revenue on this product," stated Stanley E. Larson, the Company's Chairman and Chief Executive Officer.

"Distiller's grain prices have increased from $95.00 per dry ton in August of 1995, to the current spot price of $170.00 per ton, a 79 percent increase. This increased revenue from distiller's grains have helped cover up to 50 percent of the Company's higher grain costs present today," continued Mr. Larson.

CONAGRA INC. is a diversified international company that operates across the food chain around the world, with fiscal 1995 sales of 24.1 billion dollars.

CONAGRA is assuming responsibility for fulfillment of all outstanding contracts for High Plains distiller's grains.

CONAGRA FEED INGREDIENT MERCHANDISING COMPANY is one of the largest processed product merchandising groups in North America.

Pricing information for DDGS and WDGS can be obtained from Jim Typer or Scott Bunz at (402)595-4746 or (800)883-4606.

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol west of the Mississippi River, with 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

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                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date  March 1, 1996                              HIGH PLAINS CORPORATION

                                                 Raymond G. Friend
                                                 Executive Vice President
                                                 - Chief Financial Officer

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